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                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
       Leeke        Steven      D.            (Month/Day/Year)                  broadcast.com inc. (BCST)       (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)                 7-13-98             5. Relationship of Reporting        -----------------------
   c/o 1303 E. Algonquin Road              ----------------------------      Person(s) to Issuer             7. Individual or Joint/
----------------------------------------   3. IRS or Social Security       (Check all applicable)               Group Filing (Check
             (Street)                         Number of Reporting          X   Director       10% Owner         Applicable Line)
                                              Person (Voluntary)         -----           -----                      Form filed by
   Schaumburg     Illinois     60196                                           Officer        Other (specify     X  One Reporting
--------------------------------------                                   -----           -----      below)      --- Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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No securities owned (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)


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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount of                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Non-Employee Director Stock
Option (right to buy)            (2)       4-14-08        Common Stock       15,000       $9.90          D
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Explanation of Responses:

(1) Does not include 2,364,256 shares of Common Stock owned by Motorola, Inc. of which the reporting person is Director and General
Manager, Internet Content and Services Business, MIMS, as to which the reporting person disclaims beneficial ownership.

(2) The option vests in two equal annual installments beginning approximately June 15, 1998.


                                                                                     /s/ DONALD F. MCLELLAN                7/13/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                            Attorney-in-Fact
                                                                                     (see attached Power of Attorney)
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained                                               Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1473 (7-96)
valid OMB Number.

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                                POWER OF ATTORNEY





         I hereby constitute and appoint Donald F. McLellan, Carol H. Forsyte, Linda Bryant Valentine and A. Peter Lawson, and each of them, acting alone without any of the others, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to prepare, sign and file any and all Forms 3, 4 and 5 and any successor Forms (and any amendments or corrections to all such Forms, and any related documents or items) which they deem needed or desirable with the Securities and Exchange Commission and any and all stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate in connection with this power and authority, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


                                             By:   /s/ STEVEN D. LEEKE
                                                   -----------------------------
                                                   Steven D. Leeke


                                             Date: 5/15/97